Exhibit 4.2

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of the 9th day of June, 2020, by and among Checkmate Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto (together with any subsequent investors, or transferees, who become parties hereto as “Investors” in accordance with Subsection 6.1 or Subsection 6.9 below, the “Investors”, each of which is referred to in this Agreement as an “Investor.”

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series A Preferred Stock and Series B Preferred Stock and possess registration rights, information rights, rights of first offer, and other rights pursuant to an Amended and Restated Investors’ Rights Agreement dated as of June 2, 2017, as amended, by and among the Company and such Existing Investors (the “Prior Agreement”);

WHEREAS, concurrently with the execution of this Agreement, the Company and the Investors are entering into a Series C Preferred Stock Purchase Agreement (as may be amended from time to time, the “Purchase Agreement”) providing for the sale of shares of the Company’s Series C Preferred Stock and under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement by such Investors and the Company;

WHEREAS, the Existing Investors are holders of at least fifty percent (50%) of the Registrable Securities (as defined in the Prior Agreement) of the Company, and desire to amend and restate the Prior Agreement in its entirety and to accept the rights and covenants hereto created pursuant to this Agreement in lieu of the rights and covenants granted under the Prior Agreement; and

WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce the Investors to invest funds in the Company pursuant to the Purchase Agreement, the Investors and the Company hereby agree that this Agreement shall amend and restate the Prior Agreement and govern the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors, to receive certain information from the Company, and to participate in future equity offerings by the Company, and shall govern certain other matters as set forth in this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1.    Definitions. For purposes of this Agreement:

1.1    “Affiliate” means, with respect to any specified Person, any other Person who, or which, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, investment funds (and/or accounts) that are managed by the same investment manager, any general partner, managing member, limited partner, managing partner, member, officer, employee, manager or director of such Person, or any trust for the benefit of any of the foregoing, or any Affiliate of any of the foregoing, or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management or advisory company with, such Person. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, or (b) the power to elect or appoint at least fifty percent (50%) of the directors, managers, general partners, or persons exercising similar authority with respect to such Person.”.

1.2    “Board of Directors” means the Company’s board of directors.

1.3    “BrightEdge” shall mean BrightEdge, LLC.

1.4    “Certificate of Incorporation” means the Company’s Third Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.

1.5    “CFIUS” means the Committee on Foreign Investment in the United States, or any member agency thereof acting in such capacity.

1.6    “Clough” shall mean, collectively, Clough Investment Partners I, L.P., Clough Investment Partners II, L.P., Clough Offshore Fund, Ltd., Clough Healthcare Master Fund, L.P., Clough Global Equity Fund and Clough Global Opportunities Fund.

1.7    “Common Stock” means shares of the Company’s common stock, par value $0.0001 per share.

1.8    “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.9    “Decheng” shall mean Decheng Capital China Life Sciences USD Fund III, L.P.

1.10    “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.11    “DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C.§ 4565), and all rules and regulations thereunder, including as codified at 31 C.F.R. Part 800 and Part 801.

1.12    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.13    “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.14    “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.15    “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.16    “F-Prime” shall mean F-Prime Capital Partners Healthcare Fund V LP.

1.17    “GAAP” means generally accepted accounting principles in the United States.

1.18    “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.19    “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

1.20    “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.21    “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.22    “Lead Investors” means Longitude and Novo.

1.23    “Longitude” shall mean Longitude Venture Partners III, L.P.

1.24    “Medicxi” shall mean, collectively, Medicxi Growth I LP and Medicxi Growth Co-Invest I LP.

1.25    “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.26    “Novo” shall mean Novo Holdings A/S.

1.27    “Omega” shall mean Omega Fund VI GP, L.P..

1.28    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.29    “Preferred Directors” means, collectively, the Series A Directors, the Series B Directors and the Series C Directors.

1.30    “Preferred Stock” means, collectively, shares of the Company’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

1.31    “Qualified IPO” means the closing of the sale of shares of the Company’s Common Stock to the public at a price of at least $2.002 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act resulting in at least Fifty Million Dollars ($50,000,000) of proceeds, net of the underwriting discount and commissions, to the Company.

1.32    “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, held by the Investors; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.13 of this Agreement. A Holder of Registrable Securities need not convert such Registrable Securities into Common Stock prior to requesting registration hereunder but may make such request in contemplation of conversion of such Registrable Securities into Common Stock prior to the effectiveness of such registration.

1.33    “Registrable Securities then outstanding” means the number of shares of the Company’s Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities.

1.34    “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Subsection 2.12(b) hereof.

1.35    “Requisite Preferred Holders” shall mean (a) prior to the conversion of all of the shares of the Company’s Preferred Stock into Common Stock, have the meaning associated with it in the Certificate of Incorporation, and (b) following the conversion of all of the shares of the Company’s Preferred Stock into Common Stock, the holders of at least a majority of the Registrable Securities issued upon conversion of shares of Preferred Stock.

1.36    “SEC” means the Securities and Exchange Commission.

1.37    “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.38    “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.39    “Sectoral” shall mean New Emerging Medical Opportunities Fund IV SCSp.

1.40    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.41    “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.

1.42    “Series A Director” means any director of the Company that the holders of record of the Series A Preferred Stock, voting as a separate series, are entitled to elect pursuant to the Company’s Certificate of Incorporation.

1.43    “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.0001 per share.

1.44    “Series B Director” means any director of the Company that the holders of record of the Series B Preferred Stock, voting as a separate series, are entitled to elect pursuant to the Company’s Certificate of Incorporation.

1.45    “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.0001 per share.

1.46    “Series C Director” means any director of the Company that the holders of record of the Series C Preferred Stock, voting as a separate series, are entitled to elect pursuant to the Company’s Certificate of Incorporation.

1.47    “Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.0001 per share.

1.48    “Sofinnova” shall mean Sofinnova Venture Partners IX, L.P.

1.49    “venBio” shall mean venBio Global Strategic Fund II L.P.

2.    Registration Rights. The Company covenants and agrees as follows:

2.1    Demand Registration.

(a)    Form S-1 Demand. If at any time after the earlier of (i) three (3) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request the Requisite Preferred Holders that the Company file a Form S-1 registration statement with respect to at least ten percent (10%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $5 million), then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within ninety (90) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(b)    Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least ten percent (10%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $1 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(c)    Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than (X) ninety (90) days, in the case of a registration requested pursuant to Subsection 2.1(a), and (Y) sixty (60) days, in the case of a registration requested pursuant to Subsection 2.1(b), after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period and provided, further, that the Company shall not register any securities for the account of itself or any other stockholder during such applicable period.

(d)    The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a)(i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Subsection 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d).

2.2    Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.

2.3    Underwriting Requirements.

(a)    If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsection 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(b)    In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below thirty-three and one-third percent (33 1/3%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c)    For purposes of Subsection 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4    Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)    prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective and, upon the request of the Holders of at least a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)    prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)    furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)    use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)    in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)    notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. As promptly as practicable thereafter, the Company will prepare and file with the SEC, and furnish without charge to the appropriate Holders and managing underwriter(s), if any, an amendment or supplement to such registration statement or prospectus in order to cause such registration statement or prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and will furnish such copies thereof as the Holders or any underwriters may reasonably request;

(g)    use its best efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(h)    provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(i)    promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(j)    notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(k)    after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus;

(l)    make generally available to its security holders, and deliver to each Holder participating in the registration statement, an earnings statement of the Company that will satisfy the provisions of Section 11(a) of the Securities Act covering a period of twelve (12) months beginning after the effective date of such registration statement as soon as reasonably practicable after the termination of such twelve (12)-month period; and

(m)    use its commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6    Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $50,000 of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of at least a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of at least a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8    Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a)    To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)    To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the net proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c)    Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.8.

(d)    To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the net proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)    Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9    Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)    make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b)    use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Requisite Preferred Holders, enter into any agreement with any holder or prospective holder of any securities of the

Company that (1) would allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (2) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Subsection 6.9.

2.11    “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company for its own behalf of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement relating to the IPO, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days, (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 2.11 shall apply only to the IPO and shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, the sale of any shares acquired in or after the IPO or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers, directors and stockholders individually (and with their Affiliates) owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Subsection 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements.

2.12    Restrictions on Transfer.

(a)    The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b)    Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.12(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.12.

(c)    The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Subsection 2.12. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Subsection 2.12(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13    Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 shall terminate upon the earliest to occur of:

(a)    the closing of a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation;

(b)    such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration; and

(c)    the fifth anniversary of the Qualified IPO.

3.    Information and Inspection Rights.

3.1    Delivery of Financial Statements. The Company shall deliver to each each Investor, provided that the Board of Directors (including a majority of the Preferred Directors) has not reasonably determined that such Investor is a competitor of the Company:

(a)    as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, with each being prepared in accordance with GAAP, audited and certified by independent public accountants selected by the Board of Directors (including a majority of the Preferred Directors);

(b)    as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c)    as soon as practicable, but in any event within thirty (30) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

(d)    as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(e)    as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board of Directors and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company; and

(f)    such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Subsection 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form reasonably acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Subsection 3.1 to the contrary, the Company may cease providing the information set forth in this Subsection 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2    Inspection. The Company shall permit each Investor (provided that the Board of Directors (including a majority of the Preferred Directors) has not reasonably determined that such Investor is a competitor of the Company), at such Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Subsection 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form reasonably acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3    Observer Rights. As long as an Investor (together with its Affiliates) owns not less than 4,500,000 shares of the Series C Preferred Stock, the Company shall invite a representative of each Investor to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that (i) except with respect to such observer rights held by the Lead Investors, such observer rights shall expire on December 31, 2020 unless extended for additional one-year terms by the approval of the Board of Directors (including a majority of the Preferred Directors) and (ii) such representative shall agree to hold in confidence and trust all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a competitor of the Company.

3.4    Termination of Information and Observer Rights. The covenants set forth in Subsection 3.1 , Subsection 3.2 and Subsection 3.3 shall terminate and be of no further force or effect (i) immediately before the consummation of the Qualified IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, whichever event occurs first.

3.5    Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.5 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, auditors and other professionals to the extent necessary or reasonably appropriate to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.5; (iii) to any existing, former or prospective Affiliate, partner, limited partner, general partner, member, stockholder or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure; (v) as required by any court or other governmental body, provided that the Investor promptly notifies the Company (if legally permitted) of such disclosure and takes reasonable steps (at the expense of the Company) to minimize the extent of any such required disclosure; (vi) in connection with the interpretation or enforcement of this Agreement or any other agreement with the Company or rights under this Agreement or any other agreement with the Company; (vii) to comply with applicable law, statutes, rules or regulations or pursuant to any direction, request or requirement (whether or not having the force of law but if not having the force of law being of a type with which institutional investors in the relevant jurisdiction are accustomed to comply) of any self-regulating organization or any governmental, fiscal, monetary or other authority; (viii) for internal market, industry and investment analyses; or (ix) to officers, employees, agents, directors, partners, parent or subsidiaries to the extent necessary to obtain their services in connection with monitoring its investment in the Company. This Subsection 3.5 shall supersede any confidentiality agreement executed by F-Prime or any of its Affiliates and the Company prior to the date hereof. The Company acknowledges that each of F-Prime, Sofinnova, venBio, Decheng, Novo, Longitude, Medicxi, Omega, Clough, Sectoral and BrightEdge and their respective representatives and Affiliates (the “Investor Parties”) are or may be in the business of venture capital investing and, therefore, review business plans and other materials containing proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company and that have and may provide to the Investor Parties, ideas, plans or other information which is similar to that embodied in the confidential information of the Company and nothing in this Agreement shall preclude or in any way restrict the Investor Parties from investing in any particular enterprise (including but not limited to participating fully as a member of the Board of Directors in such enterprise) whether or not such enterprise has products or services which compete with those of the Company. The Company acknowledges that some knowledge may be gained by the Investor Parties from reviewing the confidential information of the Company that cannot be separated from any of the Investors Parties’ overall knowledge and, provided that the Investor Parties do not disclose any confidential information of the Company to a third party in violation of this Agreement, including any companies in which any of the Investor Parties invests, such general industry knowledge shall be permitted to be used in the ordinary course of business of each of the Investor Parties. For the avoidance of doubt, the foregoing does not affect the loss of rights in connection with any Investor who is determined to be a competitor.

4.    Rights to Future Stock Issuances.

4.1    Right of First Offer. Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Investor. Each Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, and (ii) its Affiliates.

(a)    The Company shall give notice (the “Offer Notice”) to each Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)    By notification to the Company within forty-five (45) days after the Offer Notice is given, each Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Investor) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities). At the expiration of such forty-five (45) day period, the Company shall promptly notify each Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Investors were entitled to subscribe but that were not subscribed for by the Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Subsection 4.1(b) shall occur within the later of one hundred and twenty (120) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.1(c).

(c)    If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.1(b), the Company may, during the thirty (30) day period following the expiration of the periods provided in Subsection 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investors in accordance with this Subsection 4.1.

(d)    The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Company’s Certificate of Incorporation) and (ii) shares of Common Stock issued in the IPO.

4.2    Termination. The covenants set forth in Subsection 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the Qualified IPO, or (ii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, whichever event occurs first.

5.    Additional Covenants.

5.1    Insurance. The Company shall use its commercially reasonable efforts to maintain, from financially sound and reputable insurers, Directors and Officers liability insurance and term “key-person” insurance on the Company’s Chief Executive Officer, each in an amount and on terms and conditions satisfactory to the Board of Directors, (including a majority of the Preferred Directors), until such time as the Board of Directors, (including a majority of the Preferred Directors), determines that such insurance should be discontinued. The key-person policy shall be in an amount of at least two million dollars ($2,000,000), unless otherwise approved by the Board of Directors, (including a majority of the Preferred Directors), and shall name the Company as loss payee, and neither policy shall be cancelable by the Company without prior approval by the Board of Directors (including a majority of the Preferred Directors). Notwithstanding any other provision of this Subsection 5.1 to the contrary, for so long as any Preferred Director is serving on the Board of Directors, the Company shall not cease to maintain a Directors and Officers liability insurance policy in an amount of at least two million dollars ($2,000,000) unless approved by each Preferred Director, and the Company shall annually, within one hundred twenty (120) days after the end of each fiscal year of the Company, deliver to each Preferred Director a certification that such a Directors and Officers liability insurance policy remains in effect.

5.2    Employee Agreements. The Company will cause (i) each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor through a direct contractual relationship with the Company) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement; and (ii) each employee to enter into a noncompetition and nonsolicitation agreement, substantially in the form approved by the Board of Directors. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the consent of a majority of the Preferred Directors.

5.3    Employee Stock. Unless otherwise approved by the Board of Directors, including at least two of the Preferred Directors, all employees, consultants and other service providers of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Subsection 2.11. In addition, unless otherwise approved by the Board of Directors (including a majority of the Preferred Directors), the Company shall retain a “right of first refusal” on employee transfers until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

5.4    Matters Requiring Investor Director Approval. So long as the holders of Preferred Stock are entitled to elect a Preferred Director, the Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board of Directors, which approval must include the affirmative vote of at least two of the Preferred Directors:

(a)    make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(b)    make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;

(c)    hire, terminate, or change the compensation of the executive officers, including approving any option grants or stock awards to executive officers, or approve or amend any stock option plans;

(d)    change the principal business of the Company, enter new lines of business, or exit the current line of business; or

(e)    sell, assign, license, pledge, or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business.

5.5    Matters Requiring Investor Approval. So long as there are any Preferred Directors, the Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Requisite Preferred Holders:

(a)    make any single capital expenditure in excess of $500,000 or aggregate capital expenditures in excess of $1,000,000 per fiscal year, unless approved by the Board of Directors of the Company, including the approval of a majority of the Preferred Directors; or

(b)    amend the Company’s existing stock option plan or approve any new equity incentive plan.

5.6    Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office (including the vote of a majority of the Preferred Directors), the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall reimburse the nonemployee directors for all reasonable out-of-pocket and travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors, including meetings of any committee of the Board of Directors, and in connection with the performance of their duties as directors. All non-employee directors shall be compensated uniformly for service on the Board of Directors (provided that there may be additional reasonable compensation of the Chairperson of the Board of Directors as determined by the Board of Directors). Each Preferred Director shall be invited to be a member of each committee of the Board of Directors and a director of each subsidiary of the Company.

5.7    Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.

5.8    Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board of Directors by the Investors (each a “Fund Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their Affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Fund Director to the extent legally permitted and as required by the Company’s Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such Fund Director with respect to any claim for which such Fund Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Director against the Company.

5.9    Termination of Covenants. The covenants set forth in this Section 5, except for Subsections 5.1, 5.7, 5.8 and 5.10 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, whichever event occurs first.

5.10    Right to Conduct Activities. The Company hereby agrees and acknowledges that each of the Investor Parties is a professional investment fund, and as such invests in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently proposed to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, no Investor Party shall be liable to the Company for any claim arising out of, or based upon, (i) the investment by such Investor Party or its Affiliates in any entity competitive with the Company, or (ii) actions taken by any Affiliate, partner, officer or other representative of such Investor Party to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investor Parties from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company. Further, for purposes of Subsections 3.1 and 3.5, no Investor shall be deemed to be a “competitor” of the Company based on the activities described in this Subsection 5.10.

5.11    CFIUS Filing Requirement and CFIUS Satisfied Condition. If and only if (i) CFIUS requests or requires that the Company or an Investor file a notice or declaration with CFIUS pursuant to the DPA, with respect to an Investor’s investment in the Company (the “Covered Transaction”), or (ii) the Company or all of the foreign Investors (each of the Investors described in (i) and (ii) a “Non-U.S. Investor”) determine in good faith that a filing with CFIUS with respect to the Covered Transaction is advisable or required by applicable law, then in either case, (i) or (ii) (either to constitute a “CFIUS Filing Requirement”): (x) the Company and such Non-U.S. Investor shall, and shall cause any affiliates to, cooperate and promptly make a CFIUS filing in the requested, required or advisable form in accordance with the DPA; and (y) the Company and the Investors shall, and shall cause any affiliates to, use commercially reasonable efforts to obtain, as applicable, the CFIUS Satisfied Condition (as defined below). For the avoidance of doubt, neither the Company nor any Non-U.S. Investor shall have an obligation to accept or take any action, condition or restriction with respect to the Covered Transactions in order to achieve the CFIUS Satisfied Condition. In the event of a CFIUS Filing Requirement, no future provisions of the Certificate of Incorporation or any other agreement serving a similar purpose with respect to a future acquisition of shares by a Non-U.S. Investor shall apply to any Non-U.S. Investor making filings pursuant to the DPA under this Subsection 5.11 unless and until the date that is ten (10) business days after the CFIUS Satisfied Condition is achieved. The “CFIUS Satisfied Condition” shall be achieved when (1) the Company and the Non-U.S. Investor shall have received written notice from CFIUS stating that: (A) CFIUS has concluded that the Covered Transactions do not constitute a “covered transaction” subject to review under the DPA; or (B) the assessment, review or investigation of the Covered Transactions under the DPA has concluded, and there are no unresolved national security concerns with respect to the Covered Transaction; (2) CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the Covered Transactions and either (A) the fifteen day period under the DPA subsequent to the President’s receipt of the CFIUS report during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the Covered Transaction has expired without any such action being taken or (B) the President of the United States has announced a decision not to take any action to suspend, prohibit or place any limitations on the Covered Transactions; or (3) CFIUS has provided written notice that it is not able to complete action under the DPA with respect to the Covered Transaction on the basis of a CFIUS declaration, but CFIUS has not requested that the Company and the Non-U.S. Investor submit a CFIUS notice and has not initiated a unilateral CFIUS review, and the Company and each Non-U.S. Investor reasonably decide that the notice from CFIUS that it is not able to complete action is sufficient to constitute the CFIUS Satisfied Condition.

6.    Miscellaneous.

6.1    Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least 500,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder, including, without limitation, any partner, retired partner, member or retired member; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2    Governing Law. This Agreement shall be governed by the internal law of the State of Delaware without regard to its principles of conflicts of laws.

6.3    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4    Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 6.5. If notice is given to the Company, a copy shall also be sent to Goodwin Procter LLP, 100 Northern Ave, Boston, MA 02210, and if notice is given to Stockholders, a copy shall also be given to any counsel set forth in Schedule A.

6.6    Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Requisite Preferred Holders; provided that the Company may in its sole discretion waive compliance with Subsection 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Subsection 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party and provided further that any amendment to the covenants in Section 5 pursuant to which a majority of Preferred Directors must consent shall also require the approval of the majority of the Preferred Directors and provided further any amendment or waiver to Subsections 1.5, 1.11, or 5.11 shall also require the written consent of each Non-U.S. Investor. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction). The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Subsection 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7    Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8    Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9    Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof, whether pursuant to the Purchase Agreement or otherwise, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10    Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties, including the Prior Agreement, is expressly canceled.

6.11    Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

6.12    WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.13    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.14    Acknowledgment. The Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

6.15    Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including, without limitation, to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

6.16    Limitation of Liability. Except with regard to any Investor’s confidentiality obligations pursuant to Subsection 3.4, the total liability, in the aggregate, of each Investor and its officers, directors, affiliates, employees and agents, for any and all claims, losses, costs or damages, including attorneys’ and accountants’ fees and expenses and costs of any nature whatsoever or claims or expenses resulting from or in any way related to such Investor’s breach of any of the Transaction Agreements (as defined in the Purchase Agreement) shall be several and not joint with the other stockholders and shall not exceed the total purchase price paid to the Company by such Investor for shares of Series C Preferred Stock. Notwithstanding the foregoing, nothing in this Agreement shall limit an Investor’s liability in the case of fraud, intentional breach or intentional misrepresentation. Nothing in any of the Transaction Agreements shall restrict any Investor’s freedom to operate any of its affiliates.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

CHECKMATE PHARMACEUTICALS, INC.

By:	/s/ Barry Labinger
Name:	Barry Labinger
Title:	Chief Executive Officer and President

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Second Investors’ Rights Agreement as of the date first written above.

INVESTORS:

SOFINNOVA VENTURE PARTNERS IX, L.P.

By:	Sofinnova Management IX, L.L.C., its General Partner

By:	/s/ Michael F. Powell, Ph.D.
Name:	Michael F. Powell, Ph.D.
Title:	Managing Member

VENBIO GLOBAL STRATEGIC FUND II L.P.

By:	venBio Global Strategic GP II, L.P., its General Partner

By:	/s/ Corey Goodman, Ph.D.
Name:	Corey Goodman, Ph.D.
Title:	Manager

F-PRIME CAPITAL PARTNERS HEALTHCARE FUND V LP

By:	F-Prime Capital Partners Healthcare Advisors Fund V LP, its General Partner
By:	Impresa Holdings LLC, its General Partner
By:	Impresa Management LLC, its Managing Member

By:	/s/ Mary Bevelock Pendergast
Name:	Mary Bevelock Pendergast
Title:	Vice President

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

DECHENG CAPITAL CHINA LIFE SCIENCES USD FUND III, L.P.

By: its General Partner
Decheng Capital Management III (Cayman), LLC

By:	/s/ Xiangmin Cui
Name:	Xiangmin Cui
Title:	Managing Director

LONGITUDE VENTURE PARTNERS III, L.P.

By Longitude Capital Partners III, LLC, its General Partner

By:	/s/ David Hirsch
Name:	David Hirsch
Title:	Managing Member

NOVO HOLDINGS A/S

By:	/s/ Thomas Dyreberg
Name:	Thomas Dyrberg by specific power of attorney
Title:	Managing Partner

MEDICXI GROWTH I LP
By: its manager Medicxi Ventures Management (Jersey) Limited

/s/ Giles Johnstone-Scott
Giles Johnstone-Scott
Director

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

MEDICXI GROWTH CO-INVEST I LP

By: its manager Medicxi Ventures Management (Jersey) Limited

/s/ Giles Johnstone-Scott
Giles Johnstone-Scott
Director

BRIGHTEDGE, LLC

/s/ Mike Krepps
Name:	Mike Krepps
Title:	Principal,
Brightedge, LLC

New Emerging Medical Opportunities Fund IV SCSp

By:	/s/ Michael Sjöström
Name:	Michael Sjöström
Title:	Senior Partner & Head of Investments, Sectoral Asset Management Inc.

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

OMEGA FUND VI, L.P.

By: Omega Fund VI GP, L.P., its General Partner

By: Omega Fund VI GP Manager, Ltd., its General Partner

By:	/s/ Anne Mari-Paster
Name:	Anne Mari-Paster
Title:	Director

Clough Investment Partners I, L.P.

By: Clough Capital Partners L.P., its Adviser

/s/ Daniel J. Gillis
By:	Daniel J. Gillis
Title:	Chief Compliance Officer

Clough Investment Partners II, L.P.

By: Clough Capital Partners L.P., its Adviser

/s/ Daniel J. Gillis
By:	Daniel J. Gillis
Title:	Chief Compliance Officer

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

Clough Offshore Fund, Ltd.

By: Clough Capital Partners L.P., its Adviser

/s/ Daniel J. Gillis
By:	Daniel J. Gillis
Title:	Chief Compliance Officer

Clough Healthcare Master Fund, L.P.

By: Clough Capital Partners L.P., its Adviser

/s/ Daniel J. Gillis
By:	Daniel J. Gillis
Title:	Chief Compliance Officer

Clough Global Equity Fund

By: Clough Capital Partners L.P., its Adviser

/s/ Daniel J. Gillis
By:	Daniel J. Gillis
Title:	Chief Compliance Officer

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

Clough Global Opportunities Fund

By:	Clough Capital Partners L.P., its Adviser

/s/ Daniel J. Gillis
By:	Daniel J. Gillis
Title:	Chief Compliance Officer

[Signature Page to Second Amended and Restated Investors’ Rights Agreement]

SCHEDULE A

Investors

Sofinnova Venture Partners IX, L.P.

3000 Sand Hill Road, Bldg. 4, Suite 250

Menlo Park, CA 94025

with a copy (which shall not constitute notice) to:

BRL Law Group LLC

PO Box 81302

Wellesley Hills, MA 02481

venBio Global Strategic Fund II L.P.

venBio Partners LLC

1700 Owens Street #595

San Francisco, CA 94158

F-Prime Capital Partners Healthcare Fund V LP

c/o F-Prime Capital Partners

Attention: Mary Bevelock Pendergast

One Main Street, 13th Floor

Cambridge, MA 02142

Decheng Capital China Life Sciences

USD Fund III, L.P.

No 6, 1006 Huashan Road

Shanghai 200050, China

Notices to:

3000 Sand Hill Road, Building 2, Suite 110

Menlo Park, CA 94025

Longitude Venture Partners III, L.P.

607 Boylston Street, 6th Floor

Boston, MA 02116

with a copy (which copy shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Novo Holdings A/S

Tuborg Havnevej 19

DK 2900 Hellerup

Denmark

with a copy (which shall not constitute notice) to:

Novo Ventures (US), Inc.

501 2nd Street, Suite 300

San Francisco, CA 94107

MEDICXI GROWTH I LP

Medicxi Ventures Management (Jersey) Limited

44 Esplanade

St Helier

Jersey JE4 9WG

Channel Islands

With copies to:

Medicxi Ventures (UK) LLP

25 Great Pulteney Street

London

W1F 9LT

MEDICXI GROWTH CO-INVEST I LP

Medicxi Ventures Management (Jersey) Limited

44 Esplanade

St Helier

Jersey JE4 9WG

Channel Islands

With copies to:

Medicxi Ventures (UK) LLP

25 Great Pulteney Street

London

W1F 9LT

BRIGHTEDGE, LLC

American Cancer Society, Inc.

250 Williams St.

Atlanta, GA 30303

New Emerging Medical Opportunities Fund IV SCSp

Sectoral Asset Management

1010 Sherbrooke St. West, # 1610

Montreal, QC Canada H3A 2R7

OMEGA FUND VI, L.P.

Omega Funds

888 Boylston St., Suite 1111

Boston, MA 02199

Clough Investment Partners I, L.P.

Clough Capital Partners L.P.

53 State Street, 27th Floor

Boston, MA 02109

Clough Investment Partners II, L.P.

Clough Capital Partners L.P.

53 State Street, 27th Floor

Boston, MA 02109

Clough Offshore Fund, Ltd.

Clough Capital Partners L.P.

53 State Street, 27th Floor

Boston, MA 02109

Clough Healthcare Master Fund, L.P.

Clough Capital Partners L.P.

53 State Street, 27th Floor

Boston, MA 02109

Clough Global Equity Fund

Clough Capital Partners L.P.

53 State Street, 27th Floor

Boston, MA 02109

Clough Global Opportunities Fund

Clough Capital Partners L.P.

53 State Street, 27th Floor

Boston, MA 02109